EPIC FAM

An entertainment & media company with a mission to bring national attention to Baltimore's wealth of artists.


EPIC FAM

Invest

$99 minimum investment

Deadline May 1, 2021
in a month

Share Price
$1.10

Total Raised
$0

Valuation
$7,700,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch > Updates Discussion

INTRODUCTION

EPIC FAM is a new Baltimore Entertainment and Media Company with a mission to serve as a platform that provides opportunities for the collective of local talent. The high-level concept is comparable to what Motown did for Detroit, Grunge did for Seattle, or Atlanta did for Hip Hop. EPIC FAM is next wave of talent associated with a city - Baltimore.

Label, Experience and Lifestyle Brand.

SOLUTION

EPIC FAM = Every Person Is Coming From a Memory

Founded by local Hip-Hop artist and Baltimore legend, Eze Jackson, EPIC FAM plans to be THE Baltimore-based Entertainment and Media Company for Music, Television, Film, and Media projects.

EPIC FAM plans to impact the region (MD, D.C., PA, VA, DE, WV), while bringing national attention to Baltimore's wealth of artists and position Baltimore as a new pipeline for fresh entertainment industry content.

Our Goal

Our goal is to develop music, television, and film projects featuring & highlighting Baltimore's unique flavor and boundless talent. EPIC FAM has a deep conduit of projects across multiple entertainment genres, all with significant commercial appeal.

We aim not just to be a profitable company but also to serve as a platform that provides opportunities and empowers the collective of local talent, create jobs for and bring business to the metropolitan area.

Our Projects

Our projects span over multiple media formats, including music, television and film, live concerts & festivals, with diverse music genres, of Hip-Hop, R&B, Pop, Electronica, Rock, Country, Indie-Punk, Soul and BCM "Baltimore Club Music" produced by its record label, appealing to a large audience and market. All influenced by Baltimore's urban culture.

Epic Fam


What is
EPIC FAM?
EPIC
FAM

"In 2019, for Streaming platforms, forecasted that music revenue is going to more than double to about $131 billion by 2030. Goldman Sachs estimates by 2030 these categories are going to reach $38 billion for live music, $12.5 billion for publishing, and the biggest gain will be seen in recorded songs at $80 billion."

- Fortune

BUSINESS MODEL

Product & Revenue Lines

- Phase One of our strategy focuses on Music (Record Label, EPIC FAM Music Corp Publishing)
- Television
- Film
- Live Performances, Events, Concerts and Branded Festivals (EPIC FAM'S MELLOFEST)
- Merchandise through Online Store
- Streaming and Vinyl
- Media ("Trackspace.com" social media/subscription based app)

Growth Strategy
After this investment round, EPIC FAM's plans to support our artists and brand with strong marketing and promotional campaigns (primarily social media & online promotion). EPIC FAM will also develop additional entertainment content. The company will continue to recruit talent and review projects to create a pipeline of new marketable content.

Unique Value Proposition – There is a pipeline of multi genre artists producing new content without an opportunity to be recognized. EPIC FAM creates the infrastructure and ecosystem for artists to attract national attention.

EPIC FAM's street cred, unique reputation, legitimacy in the community and historic relationships provides an unfair Competitive Advantage for the company to attract new talent. The company is founded by Baltimore locals who are well respected in the arts community providing a competitive advantage.

We believe that our strategy will allow us to grow in the Baltimore entertainment scene and attract early adopters to then gain national attention and interest in our artists, resulting in subsequent multi-media projects.

The multi genre artists and content together with the lifestyle brand will have wide demographic appeal and cross over several customer segments. Young, urban, and hip will be the core demographic but will have mass appeal.

Our communications and public relations strategy include social media, online media, promotional events, live performances, and traditional local media outreach to build audience engagement.

EPK

Other Revenue Streams
EPIC FAM aims to be a movement and lifestyle brand that will promote & sell brand-wear including clothing, apparel, and accessories to bolster its revenue and create brand awareness.

Products

Projected Success

EPIC FAM does not anticipate that everyone of its artists will become an international success. We believe that 2-3 out of every 5 acts, artists or projects will be reasonably successful, regionally and nationally.

EPIC FAM plans to engage with local artists in an initial agreement for 2 years with a 3rd year option. Each artist friendly, short term deal is designed to create positive energy and street buzz, while positioning the company to make an immediate creative splash.

Inaugural Record Label Artist Showcase held on October 22, 2020.

Artist showcase

MARKET

We are planning for the success of EPIC FAM's first phase of business, its record label from the bottom up, beginning with the Greater Baltimore region. We plan to initially serve a market of approx. 12 million people that includes all of Maryland, along with D.C., Northern Virginia, Southern Pennsylvania, West Virginia and Delaware.

Our plan is to enter this untapped market, providing exciting "homegrown" entertainment to a traditionally overlooked demographic. Success in this wide-open regional market can serve as a launchpad to enter larger markets both nationally and internationally. Phase-One for EPIC FAM is its record label with a particular foundation in Hip Hop & Rap music.

> “Reviewing the industry numbers for this genre, Hip-Hop Continued to Dominate the Music Business in 2018. Nearly a quarter of all tracks consumed in the U.S. came from rap. Hip-hop dominated music streaming in 2017, leading to some eye-popping record deals for rising stars — $8 million for Lil Pump, $10 million for XXXTentacion … another $15 million for Brockhampton.”
>
> Rolling Stone

> “Listeners sought out more rap singles and more rap albums in 2017. Hip-hop tracks were already more popular than any other kind in 2017, accounting for 20.9 percent of songs consumption. That number jumped to a stunning 24.7 percent in 2018, meaning that nearly a quarter of all tracks listened to in the U.S. came from rap.”
>
> Rolling Stone

“Millennials are the main group helping to revitalize the music industry. Goldman Sachs found this faction is willing to shell out a hefty portion of their yearly budget on music, to the tune of $163 (per person). Specifically, when it comes to the black community, they are far outpacing millennials and spend about $173 (per person) annually on purchased music, according to Nielsen.”

- Fortune

PROGRESS

Strategic Relationships

EPIC FAM is pitching lucrative projects and exploring possible collaborations with other entertainment companies, labels, studios, and industry executives.

EPIC FAM is currently working with industry insiders and a team of business development, communications, and public relations specialists including Artist Development w/Grammy Award Winning Singer/Songwriter Gordon Chambers, Funzalo Records led by Mike Lembo Management who brings more than 45 years in the music industry, The Woodshed Recording of Malibu which has hosted artists including U2, Coldplay and Lady Gaga, Carver Communications PR led by Nicole Kirby, Marino Consulting, LLC of Washington, DC, and entertainment attorney Diane Davison, and other strategic industry relationships.

The company has built special relationships providing visibility in the Baltimore market including relationships with Business Leaders, Politicians, Government Officials, Religious Organizations, DJs, Radio Station Personalities, Bloggers, Historically Black Colleges and Universities, Television Stations and most importantly Artists.

The artists of EPIC FAM have also created special consumer relationships with their fans through community legitimacy developed over several years of performing and interacting with the community. Each of the artists involved in the launch has their own fan base and history.

Key Activities

Our key activities include:

- Live shows
- Concerts
- Parties
- Events
- Festivals

There will be many opportunities for visibility to brand awareness through regular social media engagement, online promotion and press events in the community. EPIC FAM as a lifestyle brand will also contribute to its visibility in the marketplace through its online merch store with branded clothing, apparel, and accessories for its fans and supporters.

FOUNDERS





Eze Jackson, Chief Visionary Officer

Eze Jackson is an Emcee, Journalist and activist. As the frontman of the hip-hop/fusion band Soul Cannon as well as a solo artist, he has toured the US and released 6 projects independently, bringing high energy and forward-thinking lyrics to almost any musical challenge. His most recent album, "Fool", has been received in Baltimore & surrounding area with critical acclaim from Media and fans. He is also the host of Baltimore's premier recording studio, Lineup Room's Bmore Beat Club, and a frequent collaborator with the Baltimore Boom-Bap Society. He is also co-host of a Charm City favorite, Hip-Hop karaoke.

Along with collaborating with a myriad of artists who range in styles and genre, Eze has shared the stage with many International/Nationally known artists, opening for:

- Mos Def
- Talib Kweli
- Jay Electronica
- M-1 of Dead Prez
- Beanie Siegel
- Freeway
- KRS-One
- The Wailers
- Brass Against
- Cormega
- Sniff N Wessun
- Redman & Method Man
- The Roots and more.

Under the moniker "Ezewriter", Eze's prolific ability to tell stories and paint pictures, has allowed him to stand out as a writer for all genres of local music, stage, tv & film projects. Eze is the Founder, Creator and Chief Visionary Officer of EPIC FAM. EPIC FAM is a Baltimore-based Entertainment & Media company, unifying a collective of the City's best multi-genre musical artists and arts & culture creatives. Eze is also a trained actor having attended the Baltimore School for the Arts as a Theater Major. He is the proud and doting father of three beautiful daughters, Selah, Sarai and Zadie.

Dr. Dermell Brunson, Chief Creative Officer

Dermell Brunson is a thankfully proud native Baltimorean, and Arts & Culture contributor to the City for over 20 years, while also sharing creative consultant experiences for various community organizations in Los Angeles, Las Vegas and Atlanta. Dermell began a journey of music involvement as a staffed musician (drummer, percussionist, & choral assistant) with an influential Baltimore church for seven years. Next were opportunities as a local talent manager, party & concert promoter, and business manager. Having a passion and track record for creating career lanes for others, these early roles evolved into becoming an Arts Curator, Producer, and A&R support to local production houses in the Baltimore & D.C. area.

As an esteemed Baltimore School for the Arts Alum, Dermell is a pioneer of 21-Century Arts Education equality in Maryland, D.C., and beyond for underserved youth. Dermell currently serves as Founder/President of Leaders of Tomorrow Youth Center, Inc. (LTYC), Creator/Strategist of Impacting Tomorrow Health Center, Co. (ITHC) and Associate Creator, Chief Creative Officer for EPIC FAM Entertainment & Media Company. Dermell is a champion for the limitless potential Baltimore has to impact the entertainment industry, alongside providing relevant content and collaboration for the City's wealth of talent. As a leader for the EPIC FAM movement, he believes in the power of arts & entertainment as essential to the peace and love of life, offering unity to people of all backgrounds.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Recording and Production	$150,000	14.0%
Artist Signing Bonuses and Creative	$150,000	14.0%
Marketing and Promotion	$150,000	14.0%
Office Space and Supplies	$75,000	7.0%
Travel	$75,000	7.0%
Entertainment/Meals	$25,000	2.3%
Insurance	$50,000	4.7%
Professional Services	$50,000	4.7%
Staff	$75,000	7.0%
Consultants	$80,000	7.5%
Project Development	$75,000	7.0%
Merchandise Production and Design	$62,570	5.8%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in TOP UNii, Inc, doing business as EPIC FAM. This offering must raise at least $10,000 by May 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. EPIC FAM may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,972,727 shares
× $1.10 per share

$8,770,000 implied valuation

FINANCIALS

EPIC FAM's official name is TOP UNii, Inc, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter
- Instagram

UPDATES

Mar 23, 2021 • Primary offering of 972,727 shares at $1.10

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